(SPECIMEN)

SHARE CERTIFICATE
OF
MATSUSHITA ELECTRIC INDUSTRIAL CO., LTD.

Share Certificate Representing _________ Shares

No.________

Trade Name of the Company ..... Matsushita Electric Industrial Co., Ltd.

Date of Incorporation .... December 26, 1935

This is to certify that the person named on the reverse side hereof is the shareholder of the number of shares above.

Filing and Paying Tax of Stamp Tax Approved by Tax Office

MATSUSHITA ELECTRIC INDUSTRIAL CO., LTD.

President Kunio Nakamura (Seal)

				Date of Issuance of Share Certificate			
	Date of Registration	Name of person who obtained this certificate	Seal to certify Registration		Date of Registration	Name of person who obtained this certificate	Seal to certify Registration
1				5			
2				6			
3				7			
4				8			

MATSUSHITA ELECTRIC INDUSTRIAL CO., LTD.
No._________